EXHIBIT 23.1
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                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Virginia Beach Federal Financial Corporation:

We consent to incorporation by reference in Registration Statement No. 33-46154 on Form S-8, in Registration Statement No. 33-76678 on Form S-8, and in Registration Statement No. 333-22399 on Form S-3 of Virginia Beach Federal Financial Corporation of our report dated January 31, 1997, relating to the consolidated statement of financial condition of Virginia Beach Federal Financial Corporation and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of operations, cash flows and changes in stockholders' equity for the years then ended, which report appears in December 31, 1996, annual report on Form 10-K of Virginia Beach Federal Financial Corporation.

/s/ KPMG Peat Marwick, LLP

Richmond, Virginia
March 26, 1997